QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Pacific Energy Partners, L.P.

Pacific Energy Partners, L.P. Condensed Consolidated Financial Statements (Unaudited) as of March 31, 2006 and for the three months ended March 31, 2006 and March 31, 2005.

Exhibit 99.1—TABLE OF CONTENTS

PACIFIC ENERGY PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2006	December 31, 2005
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$11,944	$18,064
Crude oil sales receivable	108,331	95,952
Transportation and storage accounts receivable	25,910	30,100
Canadian goods and services tax receivable	6,478	8,738
Insurance proceeds receivable	7,440	9,052
Due from related parties	229	—
Crude oil and refined products inventory	36,391	20,192
Prepaid expenses	5,672	7,489
Other	3,791	2,528

Total current assets	206,186	192,115
Property and equipment, net	1,205,642	1,185,534
Intangible assets, net	68,426	69,180
Investment in Frontier	8,089	8,156
Other assets, net	17,907	21,467

	$1,506,250	$1,476,452

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$33,425	$43,859
Accrued crude oil purchases	113,182	96,651
Line 63 oil release reserve	2,787	4,448
Accrued interest	6,553	4,929
Other	5,050	6,300

Total current liabilities	160,997	156,187
Senior notes and credit facilities, net	600,985	565,632
Deferred income taxes	35,631	35,771
Environmental liabilities	16,671	16,617
Other liabilities	3,762	4,006

Total liabilities	818,046	778,213

Commitments and contingencies (note 4)
Partners' capital:
Common unitholders (31,457,782 and 31,448,931 units outstanding at March 31, 2006 and December 31, 2005, respectively)	636,710	644,589
Subordinated unitholders (7,848,750 units outstanding at March 31, 2006 and December 31, 2005)	22,725	24,758
General Partner interest	12,326	12,535
Undistributed employee long-term incentive compensation	41	—
Accumulated other comprehensive income	16,402	16,357

Net partners' capital	688,204	698,239

	$1,506,250	$1,476,452

See accompanying notes to condensed consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(in thousands, except per unit amounts)
Revenues:
Pipeline transportation revenue	$33,857	$28,037
Storage and terminaling revenue	20,086	10,322
Pipeline buy/sell transportation revenue	9,699	9,106
Crude oil sales, net of purchases of $256,319 and $114,391 for the three months ended March 31, 2006 and 2005	6,809	1,782

	70,451	49,247

Costs and Expenses:
Operating (which excludes $586 of compensation expense for 2005 reported in accelerated long-term incentive plan compensation expense)	33,419	21,754
General and administrative (which excludes $2,529 of compensation expense for 2005 reported in accelerated long-term incentive plan compensation expense)	6,873	5,172
Accelerated long-term incentive plan compensation expense	—	3,115
Line 63 oil release costs	—	2,000
Transaction costs	—	1,807
Depreciation and amortization	10,002	6,529

	50,294	40,377

Share of net income of Frontier	398	357

Operating income	20,555	9,227
Interest expense	(9,088)	(5,598)
Interest and other income	443	353

Income before income taxes	11,910	3,982

Income tax (expense) benefit:
Current	(394)	(732)
Deferred	98	171

	(296)	(561)

Net income	$11,614	$3,421

Net income (loss) for the general partner interest	$(19)	$(1,702)

Net income for the limited partner interests	$11,633	$5,123

Basic and diluted net income per limited partner unit	$0.30	$0.17
Weighted average limited partner units outstanding:
Basic	39,301	29,655
Diluted	39,313	29,720

See accompanying notes to condensed consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL

(Unaudited)

						Undistributed Employee Long-Term Incentive Compensation
	Limited Partner Units		Limited Partner Amounts				Accumulated Other Comprehensive Income
					General Partner Interest
	Common	Subordinated	Common	Subordinated				Total
	(in thousands)
Balance, December 31, 2005	31,449	7,849	$644,589	$24,758	$12,535	$—	$16,357	$698,239
Net income	—	—	9,310	2,323	(19)	—	—	11,614
Distribution to partners	—	—	(17,454)	(4,356)	(706)	—	—	(22,516)
Employee compensation under LB Pacific, LP option plan	—	—	—	—	511	—	—	511
Employee compensation under long-term incentive plan	—	—	—	—	—	356	—	356
Issuance of common units pursuant to long-term incentive plan	9	—	265	—	5	(315)	—	(45)
Foreign currency translation adjustment	—	—	—	—	—	—	(269)	(269)
Change in fair value of crude oil and foreign currency hedging contracts	—	—	—	—	—	—	314	314

Balance, March 31, 2006	31,458	7,849	$636,710	$22,725	$12,326	$41	$16,402	$688,204

See accompanying notes to condensed consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(in thousands)
Net income	$11,614	$3,421
Change in fair value of crude oil hedging derivatives	260	(1,132)
Change in fair value of foreign currency hedging derivatives	54	—
Change in foreign currency translation adjustment	(269)	(537)

Comprehensive income	$11,659	$1,752

See accompanying notes to condensed consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2006	2005
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,614	$3,421
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,002	6,529
Amortization of debt issue costs	606	459
Non-cash portion of employee compensation under long-term incentive plan	356	2,886
Non-cash employee compensation under the LB Pacific, LP option plan	511	—
Deferred tax expense (benefit)	(98)	(171)
Share of net income of Frontier	(398)	(357)
Distributions from Frontier, net	422	—
Net changes in operating assets and liabilities:
Crude oil sales receivable	(12,305)	(23,327)
Transportation and storage accounts receivable	4,195	(1,832)
Insurance proceeds receivable	1,612	(11,496)
Crude oil and refined products inventory	(16,241)	(17,246)
Other current assets and liabilities	1,562	(1,754)
Accounts payable and other accrued liabilities	(7,754)	7,375
Accrued crude oil purchases	16,489	38,176
Line 63 oil release reserve	(1,661)	13,496
Other non-current assets and liabilities	(2,897)	(301)

NET CASH PROVIDED BY OPERATING ACTIVITIES	6,015	15,858

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(2,361)	—
Additions to property and equipment	(24,158)	(4,389)
Other	110	129

NET CASH USED IN INVESTING ACTIVITIES	(26,409)	(4,260)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions from the general partner	—	2,438
Proceeds from credit facilities	74,417	26,833
Repayment of credit facilities	(37,366)	(25,854)
Deferred financing costs	—	(600)
Distributions to partners	(22,516)	(15,114)
Related parties	(229)	(661)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	14,306	(12,958)

Effect of exchange rates on cash	(32)	74

NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,120)	(1,286)
CASH AND CASH EQUIVALENTS, beginning of reporting period	18,064	23,383

CASH AND CASH EQUIVALENTS, end of reporting period	$11,944	$22,097

See accompanying notes to condensed consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2006

(Unaudited)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

        Pacific Energy Partners, L.P. and its subsidiaries (collectively the "Partnership") are engaged principally in the business of gathering, transporting, storing and distributing crude oil, refined products and other related products. The Partnership generates revenue primarily by transporting such commodities on its pipelines, by leasing storage capacity in its storage tanks, and by providing other terminaling services. The Partnership also buys and sells crude oil, activities that are generally complementary to its other crude oil operations. The Partnership conducts its business through two business units, the West Coast Business Unit, which includes activities in California and the Philadelphia, Pennsylvania area, and the Rocky Mountain Business Unit, which includes activities in five Rocky Mountain states and Alberta, Canada.

        The Partnership is managed by its general partner, Pacific Energy GP, LP, a Delaware limited partnership, which is managed by its general partner, Pacific Energy Management LLC ("PEM"), a Delaware limited liability company. Thus, the officers and Board of Directors of PEM manage the business affairs of Pacific Energy GP, LP and the Partnership. References to the "General Partner" refer to Pacific Energy GP, LP and/or PEM, as the context indicates.

        The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and with Securities and Exchange Commission ("SEC") regulations. Accordingly, these statements have been condensed and do not include all of the information and footnotes required for complete financial statements. These statements involve the use of estimates and judgments where appropriate. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results of operations for the full year. All significant intercompany balances and transactions have been eliminated during the consolidation process.

        The condensed consolidated financial statements include the ownership and results of operations of the assets acquired from Valero, L.P., since the acquisition of these assets on September 30, 2005. The assets acquired from Valero, L.P. have been integrated into our West Coast and Rocky Mountain Business Units as the Pacific Atlantic Terminals and the Rocky Mountain Products Pipeline.

        These financial statements should be read in conjunction with the Partnership's audited consolidated financial statements and notes thereto included in the Partnership's annual report on Form 10-K for the year ended December 31, 2005. Certain prior year balances in the accompanying condensed consolidated financial statements have been reclassified to conform to the current year presentation.

  New Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised December 2004), Share-Based Payment (SFAS 123R). This Statement is a revision of SFAS No. 123. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. SFAS 123R is effective for the Partnership as of the beginning of the first interim period or annual reporting period that begins after June 15, 2005. The adoption of SFAS 123R on January 1, 2006 did not have a material impact on the Partnership's consolidated financial statements. See Notes 3 and 5 to the condensed consolidated financial statements for more details on share-based compensation.

        In September 2005, the Emerging Issues Task Force ("EITF") issued Issue No. 04-13 ("EITF 04-13"), Accounting for Purchases and Sales of Inventory with the Same Counterparty. The issues addressed by the EITF are (i) the circumstances under which two or more exchange transactions involving inventory with the same counterparty should be viewed as a single exchange transaction for the purposes of evaluating the effect of APB No. 29; and (ii) whether there are circumstances under which nonmonetary exchanges of inventory within the same line of business should be recognized at fair value. EITF 04-13 is effective for new arrangements entered into in the reporting periods beginning after March 15, 2006, and to all inventory transactions that are completed after December 15, 2006, for arrangements entered into prior to March 15, 2006. The adoption of EITF 04-13 did not have a material impact on the Partnership's consolidated financial statements.

2.     NET INCOME PER LIMITED PARTNER UNIT

        Basic net income per limited partner unit is determined by dividing net income, after adding back costs allocated to the General Partner and deducting the amounts allocated to the General Partner interest (including incentive distribution payments in excess of its 2% ownership interest), by the weighted average number of outstanding limited partner units.

        Diluted net income per limited partner unit is calculated in the same manner as basic net income per limited partner unit above, except that the weighted average number of outstanding limited partner units is increased to include the dilutive effect of outstanding options and restricted units by application of the treasury stock method.

        Net income is allocated to the Partnership's General Partner and limited partners based on their respective interest in the Partnership. The Partnership's General Partner is also directly charged with specific costs that it has individually assumed and for which the limited partners are not responsible.

        Set forth below is the computation of net income allocated to limited partners and net income per basic and diluted limited partner unit. The table also shows the reconciliation of basic average limited partner units to diluted weighted average limited partner units.

	Three Months Ended March 31,
	2006	2005
	(in thousands)
Numerator:
Net income allocated to limited partners:
Net income	$11,614	$3,421
Costs allocated to the general partner(1):
LB Pacific, LP Option Plan cost	511	—
Senior Notes consent solicitation and other costs	—	893
Severance and other costs	—	914

Total costs allocated to the general partner	511	1,807

Income before costs allocated to the general partner	12,125	5,228
Less: general partner incentive distributions	(255)	—

	11,870	5,228
General partner 2% ownership	(237)	(105)

Net income for the limited partners	$11,633	$5,123

Denominator:
Basic weighted average limited partner units	39,301	29,655
Effect of restricted units	12	47
Effect of options	—	18

Diluted weighted average limited partner units	39,313	29,720

Basic and diluted net income per limited partner unit	$0.30	$0.17

(1)
See "Note 3—Related Party Transactions" for a description of costs reimbursed by the General Partner.

3.     RELATED PARTY TRANSACTIONS

        The Partnership's General Partner does not receive any management fee or other compensation in connection with its management of the Partnership's business, but is entitled to reimbursement for all direct and indirect expenses incurred on the Partnership's behalf.

  Cost Reimbursements

        Payroll expenses:    The Partnership's General Partner employs all U.S.-based employees. All employee expenses incurred by the General Partner on behalf of the Partnership are charged back to the Partnership.

        LB Pacific, LP Option Plan:    LB Pacific, LP ("LBP"), the owner of the Partnership's General Partner, has adopted an option plan for certain officers, directors, employees, advisors, and consultants of PEM, LBP, and their affiliates. Under the plan, participants may be granted options to acquire partnership interests in LBP. The Partnership is not obligated to pay any amounts to LBP for the benefits granted or paid to its executives and key employees under the Plan, although generally accepted accounting principles require that the Partnership record an expense in its financial statements for the plan benefits to employees providing services to the Partnership, with a corresponding increase in the general partner's capital account.

        The option plan is administered by the board of directors of LB Pacific GP, LLC. The terms, conditions, performance goals, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of grants under the plan, as well as eligibility to participate are determined by the board of directors of LB Pacific GP, LLC, the general partner of LBP. The board of directors of LB Pacific GP, LLC may determine to grant options under the plan to participants containing such terms as the board of LB Pacific GP, LLC shall determine. Options will have an exercise price that may not be less than the fair market value of the units on the date of grant. In general, options granted will become exercisable over a period determined by the board of directors of LB Pacific GP, LLC. In addition, the board of directors of LB Pacific GP, LLC may determine whether any unit options may become exercisable upon a change in control of LB Pacific GP, LLC, LB Pacific, LP, or our General Partner.

        The board of directors of LB Pacific GP, LLC may terminate or amend the unit option plan at any time with respect to units for which a grant has not yet been made. However, no change may be made that would materially impair the rights of a participant with respect to an outstanding grant without the consent of the participant.

        Information concerning the plan and grants is shared by LB Pacific, LP with the General Partner's Compensation Committee and Board of Directors, and considered in determining the appropriate level of long term compensation paid by the Partnership.

        In January 2006, LBP granted options representing a maximum 24% interest in LBP, which options vest in 10 years (except in limited circumstances such as a change in control), to certain officers and key employees of PEM and the Partnership. The grants, qualified as equity-classified awards, had a grant date fair value of $8.6 million. The fair value of the options was determined using valuation techniques that included the discounted present value of estimated future cash flows for LBP and fundamental analysis. It was measured using the Black-Scholes option pricing model with the following assumptions:

Expected volatility	21.86%
Expected dividend yield	0%
Expected term (in years)	10
Risk-free rate	4.37%

        For the three months ended March 31, 2006, the Partnership recognized $0.5 million in compensation expense relating to the LBP options and recorded a capital contribution from the General Partner for the same amount. At March 31, 2006, there was $8.1 million of total unrecognized compensation cost related to nonvested options granted under the plan; that cost is expected to be recognized over the remaining period of 9.75 years. At March 31, 2006, all granted LBP options remained outstanding.

        LB Pacific, LP and Anschutz:    Prior to March 3, 2005, the General Partner was owned by The Anschutz Corporation ("Anschutz"). On March 3, 2005, Anschutz sold its interest in the Partnership, including its interest in the General Partner, to LBP. In connection with the sale of Anschutz's interest in the Partnership to LBP, LBP and Anschutz reimbursed the Partnership for certain costs incurred in connection with the acquisition. The Partnership was reimbursed $1.2 million for costs incurred in connection with the consent solicitation, $0.3 million of legal and other costs and $0.9 million relating to severance costs, for a total of $2.4 million. Of the $1.2 million incurred for the consent solicitation, $0.6 million was capitalized as deferred financing costs and $0.6 million was expensed.

  Other Related Party Transactions

        Revenue from Related Parties:    One of the Partnership's subsidiaries, Rocky Mountain Pipeline System LLC ("RMPS") serves as the contract operator for certain gas producing properties owned by a subsidiary of Anschutz in Wyoming and Utah, in exchange for which RMPS is reimbursed its direct costs of operation and is paid an annual fee of $0.3 million as compensation for the time spent by RMPS management and for other overhead services related to their activities.

        RMPS receives an operating fee and management fee from Frontier Pipeline Company ("Frontier") in connection with time spent by RMPS management and for other services related to Frontier's activities. RMPS received $0.2 million for each of the three month periods ended March 31, 2006 and 2005. The Partnership owns a 22.22% partnership interest in Frontier.

        Expenses Paid to Related Parties:    Until December 31, 2005, the Partnership utilized the financial accounting system owned and provided by Anschutz under a shared services arrangement for a fee of $0.1 million per year and Anschutz charged the Partnership for any out-of-pocket costs it incurred. The fixed annual fee included all license, maintenance and employee costs associated with the Partnership's use of the financial accounting system.

        In January 2003, the Partnership began leasing approximately 4,700 square feet of office space from an affiliate of Anschutz, for a term of five years at an annual cost of $0.1 million per year. The lease was terminated in February 2006.

4.     CONTINGENCIES

  Line 63 Oil Release

        On March 23, 2005, a release of approximately 3,400 barrels of crude oil occurred on Line 63 when it was severed as a result of a landslide caused by heavy rainfall in the Pyramid Lake area of Los Angeles County. Over the period March 2005 through anticipated completion in June 2007, the Partnership expects to incur an estimated total of $25.7 million for oil containment and clean-up of the impacted areas, future monitoring costs, potential third-party claims and penalties, and other costs, excluding pipeline repair costs. As of March 31, 2006, the Partnership had incurred approximately $21.4 million of the total expected remediation costs related to the oil release for work performed through that date. The Partnership estimates that $2.8 million of the remaining remediation costs will be incurred for the remainder of 2006 and $0.7 million (included in "Other liabilities" in the accompanying balance sheet) will be incurred in 2007.

        The Partnership has a pollution liability insurance policy with a $2.0 million per-occurrence deductible that covers containment and clean-up costs, third-party claims and penalties. The insurance carrier has, subject to the terms of the insurance policy, acknowledged coverage of the incident and is processing and paying invoices related to the clean-up. The Partnership believes that, subject to the $2.0 million deductible, it will be entitled to recover substantially all of its clean-up costs and any third-party claims associated with the release. As of March 31, 2006, the Partnership has recovered $15.6 million from insurance and recorded receivables of $8.1 million for future insurance recoveries it deems probable, of which $0.7 million is considered long-term and is included in "Other assets, net" in the accompanying consolidated balance sheet.

        On or about March 17, 2006, Pacific Pipeline System LLC ("PPS"), a subsidiary of the Partnership, was served with a four count misdemeanor action by the state of California, which alleges that PPS violated various state statutes by depositing oil or substances harmful to wildlife into the environment and by the willful and intentional discharge of pollution into state waters. The Partnership estimates that the maximum fine and penalties that could be assessed for these actions is approximately $0.9 million in the aggregate. The Partnership believes, however, that certain of the alleged violations are without merit and intends to defend against them, and that mitigating factors should otherwise reduce the amounts of any potential fines or penalties that might be assessed. At this time, the Partnership cannot reasonably determine the outcome of these allegations. The estimated range of possible fines or penalties including amounts not covered by insurance is from $0 to $0.9 million.

        The foregoing estimates are based on facts known at the time of estimation and the Partnership's assessment of the ultimate outcome. Among the many uncertainties that impact the estimates are the necessary regulatory approvals for, and potential modification of, remediation plans, the ongoing assessment of the impact of soil and water contamination, changes in costs associated with environmental remediation services and equipment, and the possibility of third-party legal claims giving rise to additional expenses. Therefore, no assurance can be made that costs incurred in excess of this provision, if any, would not have a material adverse effect on the Partnership's financial condition, results of operations, or cash flows, though the Partnership believes that most, if not all, of any such excess cost, to the extent attributable to clean-up and third-party claims, would be recoverable through insurance. In March 2006, A.M. Best Company, an insurance company rating agency, announced it had downgraded the financial strength rating assigned to the Partnership's insurance carrier, Quanta Specialty Lines Company, including its parent and affiliates. The downgrade was from an "A" to a "B++, under review with negative implications." Based on management's analysis of Quanta's financial condition, the Partnership believes that Quanta will continue to meet its obligations relating to the Line 63 oil release, although there can be no assurance that this will be the case. As new information becomes available in future periods, the Partnership may change its provision and recovery estimates.

  Litigation

        In August, 2005, Rangeland Pipeline Company ("RPC"), a wholly-owned subsidiary of the Partnership, learned that a Statement of Claim was filed by Desiree Meier and Robert Meier in the Alberta Court of Queen's Bench, Judicial District of Red Deer, naming RPC as defendant, and alleging personal injury and property damage caused by an alleged release of petroleum substances onto plaintiff's land by a prior owner and operator of the pipeline that is currently owned and operated by the Partnership. The claim seeks Cdn$1 million (approximately U.S.$0.9 million at March 31, 2006) in general damages, Cdn$2 million (approximately U.S.$1.7 million at March 31, 2006) in special damages, and, in addition, unspecified amounts for punitive, exemplary and aggravated damages, costs and interest. The Statement of Claim has not been served on RPC, so RPC has not been required to file an answer. RPC believes the claim is without merit, and intends to vigorously defend against it. RPC also believes that certain of the claims, if successfully proven by the plaintiffs, would be liabilities retained by the pipeline's prior owner under the terms of the agreement whereby the Partnership acquired the pipeline in question.

        In connection with the acquisition of assets from Valero, L.P. in September 2005, the Partnership assumed responsibility for the defense of a lawsuit filed in 2003 against Support Terminals Services, Inc., ("ST Services") by ExxonMobil Corporation ("ExxonMobil") in New Jersey state court. The Partnership has also assumed any liability that might be imposed on ST Services as a result of the suit. In the suit, ExxonMobil seeks reimbursement of approximately $400,000 for remediation costs it has incurred, from GATX Corporation, Kinder Morgan Liquid Terminals, the successor in interest to GATX Terminals Corporation, and ST Services. ExxonMobil also seeks a ruling imposing liability for any future remediation and related liabilities on the same defendants. These costs are associated with the Paulsboro, New Jersey terminal that was acquired by the Partnership on September 30, 2005. ExxonMobil claims that the costs and future remediation requirements are related to releases at the site subsequent to its sale of the terminal to GATX in 1990 and that, therefore, any remaining remediation requirements are the responsibility of GATX Corporation, Kinder Morgan and ST Services. The Partnership believes the claims against ST Services are without merit, and intend to vigorously defend against them.

        The Partnership is involved in various other regulatory disputes, litigation and claims arising out of its operations in the normal course of business. The Partnership is not currently a party to any legal or regulatory proceedings the resolution of which could be expected to have a material adverse effect on its business, financial condition, liquidity or results of operations.

5.     RESTRICTED UNITS

        A restricted unit is a "phantom" unit. A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit. The Partnership intends the issuance of the restricted units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan participants will not pay any consideration for the common units they receive, and the Partnership will receive no remuneration for such units.

        In January 2006, the General Partner awarded 46,815 restricted units to key employees that vest over a three-year period, beginning on March 1, 2006, and that are also subject to meeting annual financial performance objectives and to outside directors that vest over a three-year period beginning March 1, 2006. The financial measure used is the Partnership's distributable cash flow per unit, as determined by the Compensation Committee, for the calendar year preceding each of the three annual vesting dates. The number of units to be delivered in any year, if any, will be based on accomplishment of performance targets for the previous calendar year, subject to the Compensation Committee's authority to subsequently adjust performance targets as it may deem appropriate, in its discretion. Restricted unit activity during the three months ended March 31, 2006 is as follow:

	Number of Units	Weighted Average Grant Date Fair Value
		(in thousands)
Outstanding at January 1, 2006	—	$—
Changes during the year:
Granted	46,815	1,410
Vested	(10,439)	(314)
Forfeited	(5,166)	(156)

Outstanding at March 31, 2006	31,210	$940

        Compensation expense recognized for granted performance restricted units is based on grant date fair value of the common units to be awarded to the grantee upon vesting of the phantom unit, adjusted for the expected target performance level for each year. For the three months ended March 31, 2006, the Partnership incurred $0.4 million in compensation expense for restricted units it deemed probable of achieving the performance criteria, including the amount for the first vesting of these awards which occurred on March 1, 2006.

6.     SEGMENT INFORMATION

        The Partnership's business and operations are organized into two business segments: the West Coast Business Unit and the Rocky Mountain Business Unit. The West Coast Business Unit includes: (i) Pacific Pipeline System LLC, owner of Line 2000 and Line 63, (ii) Pacific Marketing and Transportation LLC (West Coast Business Unit), owner of the PMT gathering system and marketer of crude oil, (iii) Pacific Terminals LLC, owner of the Pacific Terminals storage and distribution system, and (iv) Pacific Atlantic Terminals LLC, owner of the San Francisco and Philadelphia area terminals, which were acquired on September 30, 2005. The Rocky Mountain Business Unit includes: (i) Rocky Mountain Pipeline System LLC, owner of the Partnership's interest in various pipelines that make up the Western Corridor and Salt Lake City Core systems and the Rocky Mountain Products Pipeline, which was acquired on September 30, 2005, (ii) Ranch Pipeline LLC, the owner of a 22.22% partnership interest in Frontier Pipeline Company, (iii) PEG Canada, L.P. and its Canadian subsidiaries, which own and operate the Rangeland system, and (iv) Pacific Marketing and Transportation LLC (Rocky Mountain Business Unit), a marketer of crude oil.

        General and administrative costs, which consist of executive management, accounting and finance, human resources, information technology, investor relations, legal, and business development, are not allocated to the individual business units. Information regarding these two business units is summarized below:

	West Coast Business Unit	Rocky Mountain Business Unit	Intersegment and Intrasegment Eliminations	Total
	(in thousands)
Three months ended March 31, 2006
Revenues:
Pipeline transportation revenue	$17,163	$18,868	$(2,174)	$33,857
Storage and terminaling revenue	20,086	—	—	20,086
Pipeline buy/sell transportation revenue(1)	—	9,699	—	9,699
Crude oil sales, net of purchases(2)	7,311	(360)	(142)	6,809

Net revenue	44,560	28,207		70,451

Expenses:
Operating	21,432	14,303	(2,316)	33,419
Depreciation and amortization	5,499	4,503		10,002

Total expenses	26,931	18,806		43,421

Share of net income of Frontier	—	398		398

Operating income from segments(3)	$17,629	$9,799		$27,428

Business unit assets(4)	$884,143	$571,391		$1,455,534
Capital expenditures(5)	$11,610	$5,816		$17,426
Three months ended March 31, 2005
Revenues:
Pipeline transportation revenue	$17,443	$12,456	$(1,862)	$28,037
Storage and terminaling revenue	10,472	—	(150)	10,322
Pipeline buy/sell transportation revenue(1)	—	9,106		9,106
Crude oil sales, net of purchases(2)	1,812	—	(30)	1,782

Net revenue	29,727	21,562		49,247
Expenses:
Operating	14,507	9,289	(2,042)	21,754
Line 63 oil release costs(6)	2,000	—		2,000
Depreciation and amortization	3,477	3,052		6,529

Total expenses	19,984	12,341		30,283

Share of net income of Frontier	—	357		357

Operating income from segments(3)	$9,743	$9,578		$19,321

Business unit assets(4)	$538,568	$350,600		$889,168
Capital expenditures(5)	$750	$2,932		$3,682

(1)
Pipeline buy/sell transportation revenue reflects net revenues of approximately $2.5 million on buy/sell transactions with different parties of $48.3 million. The remaining amount reflects net revenues on buy/sell transactions with the same party.

(2)
The above amounts are net of purchases of $256.3 million and $114.3 million for 2006 and 2005, respectively.

(3)
The following is a reconciliation of operating income as stated above to net income:

	Three Months Ended March 31,
	2006	2005
	(in thousands)
Income Statement Reconciliation
Operating income from above:
West Coast Business Unit	$17,629	$9,743
Rocky Mountain Business Unit	9,799	9,578

Operating income before general and administrative expense	27,428	19,321
Less: General and administrative expense	(6,873)	(5,172)
Less: Accelerated long-term incentive plan compensation expense	—	(3,115)
Less: Transaction costs	—	(1,807)

Operating income	20,555	9,227
Interest expense	(9,088)	(5,598)
Other income	443	353
Income tax expense	(296)	(561)

Net income	$11,614	$3,421

(4)
Business unit assets do not include assets related to the Partnership's parent level activity. As of March 31, 2006 and 2005, parent level related assets were $50.7 million and $30.9 million respectively.

(5)
Segment capital expenditures do not include parent level capital expenditures. Parent level capital expenditures were $6.7 million and $0.7 million for the three months ended March 31, 2006 and 2005, respectively.

(6)
On March 23, 2005, a release of approximately 3,400 barrels of crude oil occurred on PPS's Line 63 as a result of a landslide caused by heavy rainfall in northern Los Angeles County. As a result of the release, the Partnership recorded $2.0 million net oil release costs in the first quarter of 2005, consisting of what it now estimates to be $25.7 million of accrued costs relating to the release, net of insurance recoveries of $15.6 million to March 31, 2006 and accrued insurance receipts of $8.1 million.

7.     SUBSEQUENT EVENT

        On April 21, 2006, the Partnership declared a cash distribution of $0.5675 per limited partner unit, payable on May 12, 2006, to unitholders of record as of May 1, 2006.

8.     SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        Certain of the Partnership's 100% owned subsidiaries have issued full, unconditional, and joint and several guarantees of the 7 1/8% senior notes due 2014 and the 6 1/4% senior notes due 2015 (the "Senior Notes"). Given that certain, but not all subsidiaries of the Partnership are guarantors of its Senior Notes, the Partnership is required to present the following supplemental condensed consolidating financial information. For purposes of the following footnote, the Partnership is referred to as "Parent", while the "Guarantor Subsidiaries" are Rocky Mountain Pipeline System LLC, Pacific Marketing and Transportation LLC, Pacific Atlantic Terminals LLC, Ranch Pipeline LLC, PEG Canada GP LLC, PEG Canada, L.P. and Pacific Energy Group LLC, and "Non-Guarantor Subsidiaries" are Pacific Pipeline System LLC, Pacific Terminals LLC, Rangeland Pipeline Company, Rangeland Marketing Company, Rangeland Northern Pipeline Company, Rangeland Pipeline Partnership and Aurora Pipeline Company, Ltd.

        The following supplemental condensed consolidating financial information reflects the Parent's separate accounts, the combined accounts of the Guarantor Subsidiaries, the combined accounts of the Parent's Non-Guarantor Subsidiaries, the combined consolidating adjustments and eliminations and the Parent's consolidated accounts for the dates and periods indicated. For purposes of the following condensed consolidating information, the Parent's investments in its subsidiaries and the Guarantor Subsidiaries' investments in their subsidiaries are accounted for under the equity method of accounting:

	Balance Sheet March 31, 2006
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
Assets:
Current assets	$104,875	$157,298	$66,849	$(122,836)	$206,186
Property and equipment	—	597,088	608,554	—	1,205,642
Equity investments	449,804	212,513	—	(654,228)	8,089
Intercompany notes receivable	662,763	340,838	—	(1,003,601)	—
Intangible assets	—	30,819	37,607	—	68,426
Other assets	11,304	(244)	6,847	—	17,907

Total assets	$1,228,746	$1,338,312	$719,857	$(1,780,665)	$1,506,250

Liabilities and partners' capital:
Current liabilities	$5,273	$215,309	$63,251	$(122,836)	$160,997
Long-term debt	535,269	—	65,716	—	600,985
Deferred income taxes	—	597	35,034	—	35,631
Intercompany notes payable	—	662,763	340,838	(1,003,601)	—
Other liabilities	—	9,839	10,594	—	20,433
Total partners' capital	688,204	449,804	204,424	(654,228)	688,204

Total liabilities and partners' capital	$1,228,746	$1,338,312	$719,857	$(1,780,665)	$1,506,250

	Balance Sheet December 31, 2005
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
Assets:
Current assets	$104,989	$139,457	$81,846	$(134,177)	$192,115
Property and equipment	—	583,330	602,204	—	1,185,534
Equity investments	429,802	197,239	—	(618,885)	8,156
Intercompany notes receivable	661,313	340,905	—	(1,002,218)	—
Intangible assets	—	31,220	37,960	—	69,180
Other assets	13,426	—	8,041	—	21,467

Total assets	$1,209,530	$1,292,151	$730,051	$(1,755,280)	$1,476,452

Liabilities and partners' capital:
Current liabilities	$5,389	$191,516	$93,459	$(134,177)	$156,187
Long-term debt	505,902	—	59,730	—	565,632
Deferred income taxes	—	582	35,189	—	35,771
Intercompany notes payable	—	661,313	340,905	(1,002,218)	—
Other liabilities	—	8,938	11,685	—	20,623
Total partners' capital	698,239	429,802	189,083	(618,885)	698,239

Total liabilities and partners' capital	$1,209,530	$1,292,151	$730,051	$(1,755,280)	$1,476,452

	Statement of Income Three Months Ended March 31, 2006
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
Net operating revenues	$—	$35,219	$37,547	$(2,315)	$70,451
Operating expenses	—	(19,088)	(16,646)	2,315	(33,419)
General and administrative expense(1)	—	(6,210)	(663)	—	(6,873)
Accelerated long-term incentive plan compensation expense	—	—	—	—	—
Line 63 oil release costs	—	—	—	—	—
Transaction costs	—	—	—	—	—
Depreciation and amortization expense	—	(4,928)	(5,074)	—	(10,002)
Share of net income of Frontier	—	398	—	—	398

Operating income	—	5,391	15,164	—	20,555
Interest expense	(8,108)	(81)	(899)	—	(9,088)
Intercompany interest income (expense)	—	7,169	(7,169)	—	—
Equity earnings	19,942	7,404	—	(27,346)	—
Other income	(220)	337	326	—	443
Income tax benefit (expense)	—	(278)	(18)	—	(296)

Net income	$11,614	$19,942	$7,404	$(27,346)	$11,614

	Statement of Income Three Months Ended March 31, 2005
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
Net operating revenues	$—	$14,268	$37,021	$(2,042)	$49,247
Operating expenses	—	(9,968)	(13,828)	2,042	(21,754)
General and administrative expense(1)	—	(4,618)	(554)	—	(5,172)
Accelerated long-term incentive plan compensation expense	—	(2,684)	(431)	—	(3,115)
Line 63 oil release costs	—	—	(2,000)	—	(2,000)
Transaction costs	(893)	(914)	—	—	(1,807)
Depreciation and amortization expense	—	(1,624)	(4,905)	—	(6,529)
Share of net income of Frontier	—	357	—	—	357

Operating income	(893)	(5,183)	15,303	—	9,227
Interest expense	(4,078)	(679)	(841)	—	(5,598)
Intercompany interest income (expense)	—	6,271	(6,271)	—	—
Equity earnings	8,384	7,990	—	(16,374)	—
Other income	8	166	179	—	353
Income tax benefit (expense)	—	(181)	(380)	—	(561)

Net income	$3,421	$8,384	$7,990	$(16,374)	$3,421

(1)
General and administrative expense is not currently allocated between Guarantor and Non-Guarantor Subsidiaries for financial reporting purposes.

	Statement of Cash Flows Three Months Ended March 31, 2006
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,614	$19,942	$7,404	$(27,346)	$11,614
Adjustments to reconcile net income to net cash provided by operating activities:
Equity earnings	(19,942)	(7,404)	—	27,346	—
Distributions from subsidiaries	22,516	11,732	—	(34,248)	—
Depreciation, amortization and other	1,024	5,330	5,047	—	11,401
Net changes in operating assets and liabilities	(188)	(7,838)	(7,126)	(1,848)	(17,000)

NET CASH PROVIDED BY OPERATING ACTIVITIES	15,024	21,762	5,325	(36,096)	6,015

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	—	(2,361)	—	—	(2,361)
Additions to property, equipment and other	(72)	(15,889)	(8,087)	—	(24,048)
Intercompany	(31,000)	—	—	31,000	—

NET CASH USED IN INVESTING ACTIVITIES	(31,072)	(18,250)	(8,087)	31,000	(26,409)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	17,006	(13,620)	5,824	5,096	14,306

Effect of translation adjustment	—	—	(32)	—	(32)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	958	(10,108)	3,030	—	(6,120)
CASH AND CASH EQUIVALENTS, beginning of reporting period	4,192	12,484	1,388	—	18,064

CASH AND CASH EQUIVALENTS, end of reporting period	$5,150	$2,376	$4,418	$—	$11,944

	Statement of Cash Flows Three Months Ended March 31, 2005
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,421	$8,384	$7,990	$(16,374)	$3,421
Adjustments to reconcile net income to net cash provided by operating activities:
Equity earnings	(8,384)	(7,990)	—	16,374	—
Distributions from subsidiaries	15,114	12,673	—	(27,787)	—
Depreciation, amortization and other	157	4,325	4,864	—	9,346
Net changes in operating assets and liabilities	3,915	1,840	74	(2,738)	3,091

NET CASH PROVIDED BY OPERATING ACTIVITIES	14,223	19,232	12,928	(30,525)	15,858

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, equipment and other	—	(1,091)	(3,169)	—	(4,260)
Intercompany	(914)	—	—	914	—

NET CASH USED IN INVESTING ACTIVITIES	(914)	(1,091)	(3,169)	914	(4,260)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(14,894)	(18,276)	(7,984)	28,196	(12,958)

Effect of translation adjustment	—	—	74	—	74
NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,585)	(1,476)	1,775	—	(1,286)
CASH AND CASH EQUIVALENTS, beginning of reporting period	2,713	17,523	3,147	—	23,383

CASH AND CASH EQUIVALENTS, end of reporting period	$1,128	$16,047	$4,922	$—	$22,097

QuickLinks

PACIFIC ENERGY PARTNERS, L.P. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
PACIFIC ENERGY PARTNERS, L.P. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
PACIFIC ENERGY PARTNERS, L.P. CONDENSED CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL (Unaudited)
PACIFIC ENERGY PARTNERS, L.P. CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
PACIFIC ENERGY PARTNERS, L.P. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
PACIFIC ENERGY PARTNERS, L.P. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS March 31, 2006 (Unaudited)